EXHIBIT 10.14


                AMENDMENT TO 1979 NONQUALIFIED STOCK OPTION PLAN
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Paragraph (d) of Section XII of the 1979 Plan was amended by the Board of
Directors of Medtronic, Inc., effective March 5, 1998, to add the language below at the end of the existing Paragraph (d):

               Notwithstanding the foregoing, any stock option granted hereunder that is held by an individual who is an executive officer or director subject to Section 16 of the Securities Exchange Act of 1934, as amended (a "Section 16 Person"), shall be transferable (unless the Committee in its discretion determines otherwise) to any member of the 'immediate family' (as such term is defined in Rule 16a-1(e) promulgated under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation) of the original grantee of such option, or to one or more trusts whose beneficiaries are members of such 'immediate family' or partnerships in which such family members are the only partners; provided that no consideration may be received for such transfer. Any stock option held by any such transferee shall continue to be subject to the same terms and conditions that were applicable to such option immediately prior to its transfer and may be exercised by such transferee as and to the extent that such option has become exercisable and has not terminated in accordance with the provisions of the Plan and the applicable option agreement. For purposes of any provision of the Plan relating to notice to an Optionee or to vesting or termination of an option upon the death, Disability or termination of employment of an Optionee, the references to 'Optionee' shall mean the original grantee of an option and not any transferee.